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                                                                   EXHIBIT 10.15


                              EMPLOYMENT AGREEMENT

This Employment Agreement ("Employment Agreement") dated this 2nd day of January, 2002, and effective as of January 2, 2002 (the "Effective Date") is made by and between J.D. EDWARDS & COMPANY, a Delaware corporation ("J.D. Edwards") and Robert M. Dutkowsky ("Dutkowsky").

                                    RECITALS

A. J.D. Edwards is engaged in the business of developing, marketing and supporting enterprise software and supply chain computing solutions.

B. Dutkowsky is to be employed by J.D. Edwards in the position of President and Chief Executive Officer and J.D. Edwards and Dutkowsky contemplate that J.D. Edwards will employ Dutkowsky for a period of at least two (2) years from the Effective Date of this Employment Agreement.

It is agreed between J.D. Edwards and Dutkowsky as follows:

1.   EMPLOYMENT AND STATUS.

     1.1 EMPLOYMENT. J.D. Edwards hereby agrees to employ Dutkowsky as its President and Chief Executive Officer and Dutkowsky agrees to perform the duties and responsibilities of such offices, together with such other duties and responsibilities as shall be assigned to him by the J.D. Edwards Board of Directors. Dutkowsky shall have ultimate responsibility for the operations of J.D. Edwards and shall report directly to the J.D. Edwards Board of Directors. Dutkowsky accepts such employment with J.D. Edwards upon the terms and conditions of this Employment Agreement and agrees to fulfill and responsibly perform the duties and responsibilities inherent in being a President and Chief Executive Officer of a public company. During the term of his employment, Dutkowsky agrees to devote his full time and attention, skills and efforts to the performance of his duties and responsibilities on behalf of J.D. Edwards and to maintain and promote the business of J.D. Edwards. Dutkowsky covenants that he holds no board of director positions with any company which competes with J.D. Edwards and agrees that he will accept no such position during the term of this Employment Agreement.

     1.2   BOARD OF DIRECTORS.

           o As of the Effective Date, Dutkowsky will be appointed a member of the Board of Directors and will be elected Chairman of the Board of Directors at the March, 2002 Annual Shareholders meeting. Dutkowsky will also serve on


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               the Governance Committee.

          o C. Edward McVaney will retire as Chairman of the Board at the March, 2002 Annual Shareholder meeting and will resign from membership on the Board on or before the expiration of his current term in March, 2003. He will select someone to fill his Board seat after his resignation and continuing after March, 2003. McVaney, and upon his resignation, his successor, will be members of the Governance Committee of the Board of Directors.

2. TERM. Subject to the terms of Section 6, Termination, Dutkowsky shall be employed by J.D. Edwards as President and Chief Executive Officer for a period of not less than two (2) years commencing on the Effective Date (the "Initial Employment Term").

3.   COMPENSATION.

     3.1 ANNUAL BASE SALARY AND BONUS. Dutkowsky's base compensation from the Effective Date until January 1, 2003, shall be set at an annual base salary of $650,000, payable in accordance with J.D. Edwards standard payroll procedures, with an annual bonus incentive ("Target Bonus") of up to one hundred percent (100%) of such annual base salary based upon the achievement of those certain objectives as determined and approved by the Compensation Committee of the Board of Directors of J.D. Edwards. Notwithstanding anything to the contrary, guaranteed bonus payments of at least $162,500 will be made on each of March 31, 2002, June 30, 2002, September 30, 2002 and December 31, 2002 provided that Dutkowsky is an employee of J.D. Edwards on the applicable payment dates (subject however to earlier payment in full of all such unpaid guaranteed bonus amounts if Dutkowsky's employment is terminated without Cause by J.D. Edwards or is terminated due to Dutkowsky's death or "Disability" (as defined in Section 5 below)). Additionally, the Compensation Committee of the J.D. Edwards Board of Directors may award Dutkowsky a bonus amount in excess of the guaranteed amount (or the annual Target Bonus for fiscal years after 2002) for superior achievement. Compensation for subsequent periods shall be established by a written addendum to this Employment Agreement as approved by the Compensation Committee of J.D. Edwards Board of Directors but in no event will be less than the annual base salary of $650,000 and annual Target Bonus of up to one hundred percent (100%) of the new base salary based upon the achievement of those certain objectives as determined with input from Dutkowsky and approved by the Compensation Committee of the Board of Directors of J.D. Edwards.


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     3.2   STOCK GRANT. Dutkowsky will be granted stock options to purchase the common stock of J.D. Edwards pursuant to the terms of J.D. Edwards 1997 Equity Incentive Plan, or its successor option plan, if any, in accordance with the schedule below (the "Stock Option Grant"):

           o 1,100,000 stock options granted on the Effective Date with the per share exercise price equal to the lesser of (a) the fair market value, i.e., the closing bid price of a J.D. Edwards common share on the NASD stock market ("Fair Market Value") on the Effective Date or (b) the Fair Market Value on the date of execution of this Employment Agreement. These options will vest as follows:

       (a)  275,000 shares vest on the Effective Date;
       (b) 825,000 shares vest at the rate of 17,187.5 shares on the last day of each month following the Effective Date for 48 months.

           o 500,000 performance stock options ("Performance Options") granted on the Effective Date with the per share exercise price equal to the lesser of (a) the Fair Market Value on the Effective Date or (b) the Fair Market Value on the date of execution of this Employment Agreement. The Performance Options will vest in full on the fifth anniversary of the Effective Date or will vest earlier as follows:

       (a) 250,000 shares vest on the date on which the average Fair Market Value over any sixty (60) consecutive trading days has reached (or exceeded) two (2) times the original per share exercise price of the Performance Options.
       (b) 250,000 shares vest on the date on which the average Fair Market Value over any sixty (60) consecutive trading days has reached (or exceeded) three (3) times the original per share exercise price of the Performance Options.

           o 100,000 shares of restricted common stock of J.D. Edwards, granted on the Effective Date at a price of $0.01 per share, which will vest as follows:

       (a)  50,000 shares on the first anniversary of the Effective Date; and
       (b)  50,000 shares on the second anniversary of the Effective Date.

           o Dutkowsky shall be eligible to receive future stock option grants as may be determined by the J.D. Edwards Board of Directors, or a committee thereof.

           o J.D. Edwards shall permit and facilitate the implementation of a Rule 10b5-1 trading plan, as provided under rules


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               promulgated by the Securities and Exchange Commission ("SEC"),
               for Dutkowsky upon Dutkowsky's election to establish such a plan.

          o Should Dutkowsky voluntarily resign from employment with J.D. Edwards or be terminated by J.D. Edwards for Cause at any time during the Initial Employment Term, the Stock Option Grant will be cancelled effective upon the date of resignation or termination for Cause and Dutkowsky will have the right to exercise any portion of his stock options which are vested as of the date of termination of employment. Should Dutkowsky's employment be terminated by J.D. Edwards Without Cause or due to death or Disability, all of Dutkowsky's unvested stock options and restricted stock which vest purely as a function of time and which are due to vest within one (1) year after the termination of employment will be accelerated and vest on the date of termination and provided further that if any of the share price goals of the Performance Options are subsequently attained within sixty (60) days after termination of employment then such Performance Options shall also vest on such date of goal attainment. Moreover, if Dutkowsky's employment is terminated Without Cause by J.D. Edwards (or its successor) in connection with a "Change in Control" (as such term is defined in the J.D. Edwards & Company Management Change in Control Plan) of J.D. Edwards or within 18 months after a Change in Control, or under circumstances described in Section 5.2 of this Employment Agreement, then all of Dutkowsky's unvested stock options and restricted stock shall fully vest on the date of termination of employment. All options not vested by the terms hereof will otherwise terminate. Dutkowsky shall have a period of six (6) months commencing upon termination of employment to exercise his vested stock options under this Section.

4. EMPLOYEE BENEFITS. Dutkowsky will be eligible to participate in all employee benefits provided by J.D. Edwards to employees or to executive management, based upon his position and tenure, including, but not limited to, the following:

     4.1  HEALTH AND LIFE INSURANCE. J.D. Edwards agrees to provide to
          Dutkowsky (and his spouse and dependents) coverage under J.D. Edwards' group health and life insurance plan, the coverage, terms and benefits of which shall be determined, from time to time, in the sole discretion of J.D. Edwards' Board of Directors. In addition, J.D. Edwards will reimburse Dutkowsky for premiums on a life insurance policy providing coverage in an amount of his annual salary plus Target Bonus. At such time as J.D. Edwards institutes a company


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          sponsored life insurance program for executives which provides life insurance coverage of at least the amount of Dutkowsky's life insurance set forth in the preceding sentence, Dutkowsky's personal life insurance will be converted to such company insurance plan with premiums paid by J.D. Edwards.

     4.2 PAID TIME OFF. Dutkowsky shall be entitled to the maximum paid time off provided for in J.D. Edwards paid time off policy in effect from time to time.

     4.3 QUALIFIED/NON-QUALIFIED PLAN(S). Dutkowsky shall be entitled to participate in any qualified or non-qualified plan(s) adopted by J.D. Edwards Board of Directors provided Dutkowsky fulfills all eligibility requirements under the terms and conditions of such plan. The J.D. Edwards Board of Directors reserves the sole right and discretion to adopt or terminate a plan and to establish all eligibility requirements and other terms and conditions of such plan.

     4.4 COMMUTING EXPENSES. Dutkowsky will perform his services under this Employment Agreement by commuting between his residence in Boston and the Company's offices in Denver for an initial term. This initial commuting term will terminate no later than December 31, 2003, by which time Dutkowsky will have relocated to Denver. Dutkowsky agrees to use reasonable efforts to relocate to Denver by September, 2003. During the commuting period, J.D. Edwards will cover Dutkowsky's reasonable expenses associated with commuting, to include apartment rental, hotel, rental car, air travel, and airport parking. Dutkowsky will submit documentation of his actual expenses to be reimbursed under this section.

     4.5 RELOCATION EXPENSES. J.D. Edwards will cover all reasonable and customary expenses associated with Dutkowsky's relocation to Denver, including shipment/storage of household goods, 90 days temporary living, two house hunting trips, closing costs associated with purchase of a new residence in the Denver area, shipment of automobiles, tax assistance, and miscellaneous reasonable expenses. J.D. Edwards' reimbursement obligations under this section will be subject to a one-time grossing up (assuming the maximum federal and state marginal tax rates) so that Dutkowsky receives such additional amount as will be necessary to defray income taxation incurred by him on the reimbursed amount. Dutkowsky will submit documentation of his actual expenses to be reimbursed under this section.

5. SEVERANCE PAY. If Dutkowsky's employment is terminated by J.D. Edwards Without Cause (as defined below) or due to death or Disability, then Dutkowsky shall be entitled to receive severance pay in the amount of two (2) years of Dutkowsky's then current base salary and two (2) years of Target Bonus

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("Severance Allowance"), conditioned upon Dutkowsky and J.D. Edwards entering into a Separation Agreement substantially in the form attached hereto. Additionally, Dutkowsky shall be paid for any accrued vacation, unpaid bonuses or unreimbursed expenses and for any earned bonus in the year of termination. For purposes of this Employment Agreement, Disability shall mean that Dutkowsky is unable to perform his duties for 180 consecutive days as a result of incapacity due to physical or mental illness. This severance payment will be made to Dutkowsky within 10 days after execution of the Separation Agreement in a one-time, lump sum payment subject to appropriate tax withholding. Notwithstanding the foregoing, however, no Severance Allowance shall be paid if termination is for Cause or if Dutkowsky voluntarily terminates employment within the Initial Employment Term, or any renewed term.

     5.1 COBRA MEDICAL INSURANCE. If Dutkowsky's employment is terminated Without Cause or because of death or Disability, in addition to the severance payment in accordance with Section 5, Dutkowsky and his dependents will be eligible for medical insurance (for himself and his spouse and dependant(s)) under COBRA commencing on the date of his termination for a period of two (2) years at J.D. Edwards' sole expense.

     5.2 MANAGEMENT CHANGE IN CONTROL PLAN. The J.D. Edwards & Company Management Change in Control Plan (the "Plan") will remain in full force and effect as to Dutkowsky for the term of this Employment Agreement and will continue thereafter only so long as Dutkowsky remains an employee of J.D. Edwards. Dutkowsky will be issued a Notice of Participation in the Plan designating his severance payment percentage as two hundred percent (200%) of Annual Compensation, and his benefits continuation period as 24 months. Notwithstanding anything to the contrary in the Plan, in the event that it is determined that any payment or distribution of any type to or for the benefit of Dutkowsky made by J.D. Edwards, by any of its affiliates, by any person who acquires ownership or effective control or ownership of a substantial portion of the assets of J.D. Edwards (within the meaning of section 280G of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Code")) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of an employment agreement or otherwise (the "Total Payments"), would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the "Excise Tax"), then Dutkowsky shall be entitled to receive an additional one-time payment (an "Excise Tax Restoration Payment") from the Company in an amount sufficient to pay such Excise Tax (the "One
          Time 280G Gross Up"). Unless J.D. Edwards and Dutkowsky agree otherwise in writing, the determination of Dutkowsky's Excise Tax liability and the amount

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         required to be paid under this Section shall be made in writing by J.D.
         Edward's independent accountants (the "Accountants"). For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on interpretations of the Code for which there is a "substantial authority" tax reporting position. J.D. Edwards and Dutkowsky shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. J.D. Edwards shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section. In addition, if Plan benefits are triggered, all of Dutkowsky's unvested stock options and restricted stock will fully vest, notwithstanding the vesting requirements of the J.D. Edwards 1997 Equity Incentive Plan, or of Section 3.2 of this Employment Agreement. Upon execution of this Employment Agreement, the J.D. Edwards Board of Directors agrees that it waives all rights under the Plan to remove Dutkowsky as a participant in the Plan, terminate the Plan with respect to Dutkowsky, amend or otherwise modify the Plan in any manner that would be detrimental to Dutkowsky or serve to reduce the Severance Benefits payable to Dutkowsky under the Plan. In addition to the triggering events provided in the Plan, Dutkowsky's entitlement to all Plan benefits will be triggered if there has been a public announcement of an agreement to a transaction, which if consummated, would constitute a Change in Control, and, prior to consummation, Dutkowsky's employment is subjected to an "Involuntary Termination," as defined in the Plan, at the initiative of a party to the transaction other than J.D. Edwards. Dutkowsky will be entitled to receive a payment of cash severance benefits under the Plan or under Section 5 of this Employment Agreement, whichever Dutkowsky elects to receive, but shall not be entitled to both such payments. Dutkowsky's entitlement to benefits under the Plan are conditioned upon Dutkowsky and J.D. Edwards entering into a Separation Agreement substantially in the form attached hereto. In the event of a Change in Control and either an Involuntary Termination or if Dutkowsky does not continue to serve as President and Chief Executive Officer of the ultimate parent entity of J.D. Edwards, but Dutkowsky's employment has not been terminated by an acquiring entity. Dutkowsky agrees to remain in employment for six months, at the option of the acquiring entity, and will then have 30 additional days in which to decide whether or not to resign and invoke Plan benefits.
         In the event Dutkowsky's employment is extended pursuant to the foregoing sentence, he shall remain entitled to receive all severance benefits under the Plan or under Section 5 of this Employment
         Agreement, including the full vesting of stock options and restricted stock, upon the termination, for whatever reason, of his employment or Dutkowsky's

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
               resignation.

          5.3 INDEMNIFICATION AGREEMENT. The parties executed the J.D. Edwards & Company Indemnification Agreement on January 2, 2002 (the "Indemnification Agreement").

          5.4 CONFIDENTIALITY AND NON-SOLICITATION. Dutkowsky acknowledges that he has signed the J.D. Edwards Employee Nondisclosure Agreement effective January 2, 2002, and confirms that he will continue to abide by the obligations contained therein. Subject to compliance with applicable laws and regulations, including but not limited to disclosure requirements imposed by the SEC, or any judicial orders, the parties agree to maintain the confidentiality of the terms of this Employment Agreement and in the event a dispute should arise between the parties, neither party shall disclose publicly the existence of any such dispute.

6. TERMINATION. J.D. Edward shall have the right to terminate Dutkowsky's employment prior to the expiration of this Employment Agreement for "Cause" or "Without Cause" as set forth below:

          6.1 TERMINATION FOR CAUSE. For the purpose of this Employment Agreement, Cause shall mean the good faith determination by the J.D. Edwards Board of Directors that Dutkowsky's employment should be terminated due to one or more of the following, each of which have materially harmed or materially damaged J.D. Edwards:

               (a) Dutkowsky has willfully engaged in an act or acts of gross misconduct;

               (b) Dutkowsky's willful failure to follow the lawful instruction of the J.D. Edwards Board of Directors;

               (c) Dutkowsky has willfully misappropriated J.D. Edwards property; or

               (d) Dutkowsky has been convicted of, or plead "no contest" to, a felony.

               For purposes of this Section 6.1, no act or failure to act shall be considered "willful" unless it is done, or omitted to be done, in bad faith without reasonable belief that the action or omission was in the best interest of J.D. Edwards. A termination for Cause under Sections 6.1(a) or (b) shall not occur until such event, conduct or condition has not been cured to the satisfaction of the J.D. Edwards Board of Directors within thirty days after written notice of the intention to terminate for Cause has been delivered to Dutkowsky by J.D. Edwards. Such written notice shall specifically describe the circumstances and reasons for the intention to terminate for Cause.

               In the event corrective action is not timely taken, in each case as

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            determined by the J.D. Edwards Board of Directors, a final written notice of termination shall be provided to Dutkowsky by J.D.
            Edwards.

      6.2 TERMINATION WITHOUT CAUSE. For the purposes of this Employment Agreement, termination of employment "Without Cause" shall be for any reason as determined by J.D. Edwards Board of Directors in the good faith exercise of its business judgment. Termination "Without Cause" shall include any of the following:

            o A reduction in the position, titles or duties of Dutkowsky. In the event there is an acquisition, recapitalization, merger, reorganization, Change in Control involving J.D. Edwards or a similar corporate transaction, Dutkowsky shall continue to serve as President and Chief Executive Officer of the ultimate parent entity of J.D. Edwards or else Dutkowsky's employment will be deemed to have been terminated Without Cause;

           o Any requirement that Dutkowsky relocate to a site outside of the Denver Metropolitan Area or the relocation of the headquarters facility of J.D. Edwards to a location outside of the greater metropolitan area of Denver, Colorado;

           o Any reduction in Dutkowsky's pay, base salary, Target Bonus or benefits;

           o Any purported termination of Dutkowsky by J.D. Edwards which is not effected for Cause, or any act or set of facts or circumstances which would, under Colorado case law or statute, constitute a constructive termination of Dutkowsky;

           o The failure of J.D. Edwards to obtain the assumption of this Employment Agreement by any of its successors contemplated in
                Section 8.2 below;

           o The failure to re-elect Dutkowsky to the J.D. Edwards Board of Directors or the failure to re-elect Dutkowsky as Chairman of the Board of Directors;

           o    A material breach of this Employment Agreement by J.D. Edwards;
                or

           o The failure of C. Edward McVaney to either (a) timely resign from the J.D. Edwards Board of Directors or (b) timely retire or resign as Chairman of the J.D. Edwards Board of Directors as described above in Section 1.1 of this


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               Employment Agreement, or any action by which C. Edward McVaney remains or reassumes any such position following resignation or retirement.

          Any resignation of employment by Dutkowsky after the occurrence of any of the above events shall be treated as a termination of Dutkowsky's employment Without Cause by J.D. Edwards (and not as a voluntary resignation or voluntary termination by Dutkowsky) for purposes of this Employment Agreement.

     6.3 DISPUTE RESOLUTION. Should Dutkowsky dispute whether J.D. Edwards has been reasonable in interpreting "Cause or "Without Cause," or Section
          5.2 of this Employment Agreement then in such event Dutkowsky may submit the matter to arbitration. Dutkowsky agrees that arbitration shall be the exclusive forum for resolution of such a dispute, and that no court proceeding may be commenced. The arbitration proceeding shall be conducted under the applicable rules of the American Arbitration Association and shall be located in Denver, Colorado. If such organization ceases to exist, the arbitration shall be conducted by its successor, or by a similar arbitration organization, at the time a demand for arbitration is made.

          The decision of the arbitrator shall be final and binding on both parties. Each party shall be responsible for its or his own expenses for the arbitrator's fee, attorneys' fees, expert testimony, and for other expenses of presenting its or his case. Other arbitration costs, including fees for records or transcripts, shall be borne equally by the parties.

     6.4 COMPENSATION EARNED PRIOR TO TERMINATION AND OTHER PAYMENTS. In the event that J.D. Edwards terminates Dutkowsky's employment for Cause during the Initial Employment Term or any renewal period, Dutkowsky shall be entitled to the salary and benefits earned prior to the date of termination as provided for in this Employment Agreement computed pro rata up to and including that date along with any accrued vacation and unreimbursed expenses. Dutkowsky shall be entitled to no further compensation as of the date of termination.

     6.5 RENEWAL. This Employment Agreement shall be deemed automatically renewed following the Initial Employment Term for successive one (1) year periods without any further act of the parties, unless, not later than thirty (30) days prior to the end of any term, either party provides the other with written notice of intent not to renew; notwithstanding the foregoing, however, J.D. Edwards shall have no obligation to re-grant the specific grants of options and stock set forth in the first three bullets of Section 3.2, Stock


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          Option Grant of this Employment Agreement after the initial two (2)
          year period. Neither party may purport to renew or extend this Employment Agreement with any changes or modifications without the written consent of the other party.

     6.6 NON-RENEWAL. Any non-renewal of this Employment Agreement shall be treated as a termination of Dutkowsky's employment Without Cause and be governed by the provisions of this Employment Agreement applicable to terminations Without Cause, including, but not limited, to the payments and benefits due to Dutkowsky under Sections 3, 5, and 6 of this Employment Agreement.

7. COOPERATION. The parties hereto agree that, at all times during Dutkowsky's employment, and following termination of his employment, each party shall avoid making any remarks about the other party, which for J.D. Edwards shall include its affiliates, officers, directors, employees and agents, that would be false and defamatory of the other party.

8.   MISCELLANEOUS.

     8.1 COSTS OF AGREEMENT. J.D. Edwards will reimburse Dutkowsky all attorney and consultant fees reasonably incurred by him in connection with the preparation, negotiation, execution and interpretation of this Employment Agreement, up to, and including, the date this Employment Agreement and all other agreements referred to within this Employment Agreement are fully executed. Dutkowsky will provide documentation to J.D. Edwards of the actual expenses incurred.

     8.2 ASSIGNMENT. Neither J.D. Edwards nor Dutkowsky may assign this Employment Agreement or any of their respective obligations hereunder. Notwithstanding the previous sentence, any successor to J.D. Edwards (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation, by operation of law or otherwise) or to all or substantially all of J.D. Edwards' business and/or assets shall assume the obligations under this Employment Agreement and agree expressly to perform the obligations under this Employment Agreement by executing a written agreement.

     8.3 NOTICES. Any notice or other communication provided for or required by this Employment Agreement shall be deemed given within (i) three (3) business days after mailing by registered or certified mail, postage prepaid, return receipt requested, (ii) one (1) business day after deposit with a recognized overnight courier (such as Federal Express) or (iii) upon delivery if sent by facsimile


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                transmission or in person in each case to the following address:

                TO J.D. EDWARDS:

                J.D. Edwards & Company
                One Technology Way
                Denver, Colorado 80237
                Attn: Vice President, General Counsel
                Fax: 303-334-4693

                TO DUTKOWSKY:

                Robert M. Dutkowsky
                7 Gable Ridge Road
                Westborough, Massachusetts 01581
                Fax: 508-366-3318

                or at such other address or addresses as J.D. Edwards or Dutkowsky may designate, in writing.

     8.4 GOVERNING LAW. This Employment Agreement and each term thereof shall be subject to and governed by the laws of the State of Colorado.

     8.5 SEVERABILITY. If any portion of this Employment Agreement shall be, for any reason, invalid or unenforceable, the remaining portion or portions shall nevertheless be valid, enforceable and effective unless such result would clearly violate the present legal and valid intention of the parties hereto.

     8.6 ENTIRE AGREEMENT. This Employment Agreement (and the executed agreements referenced herein) constitutes the entire agreement between the parties and contains all of the agreements between the parties with respect to the subject matter hereof. This Employment Agreement supersedes any and all other agreements, either oral or written, between the parties hereto with respect to the subject matter hereof, including, without limitation, that certain "Term Sheet" dated December 10, 2001.

     8.7 AMENDMENT. No change or modification of this Employment Agreement shall be valid unless the same shall be in writing and signed by Dutkowsky and a duly authorized officer of J.D. Edwards. No waiver of any provision of this Employment Agreement shall be valid unless in writing and signed by the party or party to be charged.


                                                  Dutkowsky Employment Agreement

     8.8 BENEFIT. This Employment Agreement shall be binding upon and inure to the benefit of J.D. Edwards and Dutkowsky and their respective successors, heirs, legal representatives and permitted assigns. This Employment Agreement is hereby executed as of the date set forth above.


J.D. EDWARDS & COMPANY                     DUTKOWSKY




By: /s/ RICHARD G. SNOW, JR.               By: /s/ ROBERT M. DUTKOWSKY
   ----------------------------------         ----------------------------------
       (Authorized Signature)                      Robert M. Dutkowsky
        Richard G. Snow, Jr.
        Vice President, General
        Counsel & Secretary
                                                  Dutkowsky Employment Agreement

                             SCHEDULE OF ATTACHMENTS


ATTACHMENT A - SEPARATION AGREEMENT


                                                  Dutkowsky Employment Agreement

                      ATTACHMENT A - SEPARATION AGREEMENT

This Separation Agreement (referred to as "the Agreement") is made by and between J.D. Edwards & Company, J.D. Edwards World Solutions Company and J.D. Edwards World Source Company (collectively "J.D. Edwards"), corporations having their principal place of business at 1601 Technology Way, Denver, Colorado 80237, and ______________________ (referred to as "You" and by "Your"). You and
J.D. Edwards are each referred to as a "party" and both are referred to as "parties."

Whereas, Your employment with J.D. Edwards has been terminated effective ____________;

Whereas, You and J.D. Edwards desire to resolve any and all claims and disputes between You and J.D. Edwards, including, without limitation, those related to Your employment by, or separation from, J.D. Edwards or alleged representations, contracts, and agreements (written, oral, or implied) regarding Your employment by J.D. Edwards; and

In consideration of the mutual promises expressed herein and the payment to be made to You, You and J.D. Edwards agree as follows:

1. PAYMENTS. No later than twenty (20) calendar days following the Effective Date of this Agreement and provided that this Agreement has not been revoked by You under section 5, J.D. Edwards will pay You the gross sum of USD __________. J.D. Edwards will reimburse You for Your premiums for Your existing medical, dental, and vision health insurance for a period of XXX (XX) months, or until Your coverage under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") terminates, whichever period is shorter.) The parties expressly agree that the payments made under this section exceed any compensation or benefits that You would otherwise be entitled to if You had not executed this Agreement. The payments will be reduced by any amounts owed J.D. Edwards and the amount of applicable taxes withheld by J.D. Edwards, which will be withheld at the supplemental tax rate.

2. MUTUAL RELEASE. You irrevocably and unconditionally release and forever discharge J.D. Edwards, J.D. Edwards' past and present directors, officers, shareholders, employees, successors, attorneys, agents, representatives, and assigns (each a "Releasee") from any and all liabilities, claims, (including attorneys' fees), demands, rights, and causes of actions, whether known or unknown, that You may have or claim to have against any Releasee, including, without limitation, those relating to Your employment by, or separation from, J.D. Edwards. Without limiting the generality of this section, and by way of example and not limitation, this section shall specifically apply to rights and claims under Title VII of the Civil Rights Act of 1964 as amended, the Age Discrimination in Employment Act (ADEA) of 1967, as amended, the Older Workers Benefit Protection Act, the Civil Rights Act of 1966 and 1971, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, Executive Order 11246, the Equal Pay Act of 1963, the Americans with Disabilities Act, breach of contract, defamation, infliction of emotional distress, wrongful discharge, breach of a covenant of good faith and fair dealing, and any other federal, state or local statute, law, ordinance, regulation, order or principle of Law. By signing this Agreement, You represent that You have not filed nor caused to be filed any charge, complaint, lawsuit, or other claim (collectively "Claims") against any Releasee and You specifically waive the right to recover any remedies, monetary or otherwise, that might be available if You file any such Claims. This Agreement may be used by any Releasee as a complete defense to any Claims asserted by You or anyone on Your behalf against a Releasee. If You or anyone on Your behalf violates this section of the Agreement, You shall pay all costs and expenses (including reasonable attorneys' fees) incurred by a Releasee in defending against the claims. Notwithstanding the foregoing, this release shall not extend to Your rights to indemnification or coverage under the J.D. Edwards directors and officers liability insurance policy.

J.D. Edwards irrevocably and unconditionally releases and forever discharges You and Your successors, attorneys, agents, representatives, and assigns (each a "JDEC Releasee") from any and all liabilities, claims (including attorneys'
fees), demands, rights, and causes of actions, whether known or unknown, that J.D. Edwards may have or claim to have against any JDEC Releasee, including, without limitation, those relating to Your employment by, or separation from, J.D. Edwards. Without limiting the generality of this section, and


                                                 Dutkowsky Employment Agreement
by way of example and not limitation, this section shall specifically apply to rights and claims under breach of contract, defamation, infliction of emotional distress, breach of a covenant of good faith and fair dealing, and any other federal, state or local statute, law, ordinance, regulation, order or principle of law. By signing this Agreement, J.D. Edwards represents that it has not filed nor caused to be filed any charge, complaint, lawsuit, or other claim (collectively "JDEC Claims") against any JDEC Releasee and J.D. Edwards specifically waives the right to recover any remedies, monetary or otherwise, that might be available if it files any such JDEC Claims. This Agreement may be used by any JDEC Releasee as a complete defense to any JDEC Claims asserted by J.D. Edwards or anyone on its behalf against a JDEC Releasee. If J.D. Edwards or anyone on its behalf violates this section of the Agreement, J.D. Edwards shall pay all costs and expenses (including reasonable attorneys' fees) incurred by a JDEC Releasee in defending against the JDEC Claims.

3. MISTAKE. Both parties understand that, after the date of this Agreement, each may discover facts different from, or in addition to, those which each now know or believe to be true with respect to the claims released or waived above and that, as part of the consideration contained in this Agreement, each party expressly assumes the risk that the Agreement was made on the basis of mistake or mistakes, mutual or unilateral, of any nature whatsoever. Each party intends that this Agreement shall not be rescinded, reformed, modified, voided, or changed in any way on the basis of any mistake or mistakes whatsoever.

4. NO LIABILITY. The Payment is not intended to be, and shall not be construed as, an admission of liability or wrongdoing on the part of any Releasee or JDEC Releasee. No Releasees or JDEC Releasees have admitted, nor do they admit, that they engaged in any wrongful or unlawful act, or that they violated any federal, state, or local statute, law, regulation, order, or principle of law, and further expressly deny such violation.

5. REVOCATION. You have seven (7) calendar days after Your execution of this Agreement (the "Revocation Period") in which to revoke this Agreement by so notifying ___________________ at J.D. Edwards. This Agreement shall be effective the eighth day after Your execution of this Agreement (the "Effective Date"), provided that You have not revoked this Agreement.

6. FUTURE COOPERATION. You shall cooperate, upon a reasonable request by J.D. Edwards with reasonable advance notice, at J.D. Edwards' expense, with J.D. Edwards in connection with any legal proceeding in which J.D. Edwards is or may become a party.

7. EFFECT ON EXISTING AGREEMENTS. Notwithstanding this Agreement, the limited specific provisions of any agreements between You and J.D. Edwards relating to confidentiality, unfair competition, noncompetition, employee solicitations, and inventions are unaffected and remain in full force and effect. All other provisions of all other agreements between You and J.D. Edwards shall be superseded and become null and void upon the effective date of this Agreement.

8. CONFIDENTIALITY/NON-DISPARAGEMENT. Subject to compliance with applicable laws or regulations, each party shall not disclose the existence, facts, or terms of this Agreement to anyone other than immediate family, employees, accountants, attorneys, or financial or tax advisors who have been advised of, and agree to maintain, its confidentiality. Each party shall not do or say anything that portrays the other party or their family members, successors, agents, management, employees, products, or services in a negative light.

9. MISCELLANEOUS. This Agreement constitutes the complete and exclusive agreement between the parties concerning this subject matter hereof and supersedes any prior communication regarding such subject matter. This Agreement may not be cancelled or modified unless in writing signed by You and a vice-president or more senior officer of J.D. Edwards. Any waiver of any default or breach of this Agreement shall be effective only if in writing and signed by an authorized representative of the party providing the waiver. No such waiver shall be deemed to be a waiver of any other or subsequent breach or default. In entering into this Agreement, You represent and warrant that You are not relying, and will not rely, on any promises, inducements, or representations made by or on behalf of any Releasee with respect to the subject

                                                  Dutkowsky Employment Agreement
matter of this Agreement. This Agreement shall be binding on and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, assigns, directors, officers, agents, and employees. This Agreement will be governed by the internal laws of the State of Colorado, without regard to conflict of law principles. If any judicial or administrative authority determines that any term of this Agreement is invalid or illegal, such determination shall not apply to the remaining terms of this Agreement and all remaining provisions of this Agreement shall remain in full force and effect.

YOU HAVE FULLY READ, UNDERSTAND THE SIGNIFICANCE AND CONSEQUENCES OF, AND FREELY AGREE TO BE BOUND BY THIS AGREEMENT. YOU HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY REGARDING THE PURPOSE AND EFFECT OF THIS AGREEMENT BEFORE SIGNING.

YOU UNDERSTAND THAT APPLICABLE LAW PROVIDES YOU WITH TWENTY-ONE (21) CALENDAR DAYS IN WHICH TO CONSIDER THIS AGREEMENT. [REMOVE THIS IF EMPLOYEE IS NOT FREELY WAIVING THIS PERIOD -> BY SIGNING THIS AGREEMENT BEFORE THE END OF THE 21-DAY PERIOD, YOU ARE INDICATING THAT YOU ARE FREELY WAIVING THE BALANCE OF THIS PERIOD.]

YOU HAVE SEVEN (7) CALENDAR DAYS FROM THE DATE OF YOUR SIGNATURE BELOW IN WHICH TO REVOKE THIS AGREEMENT AS PERMITTED IN SECTION 5.


J.D. EDWARDS

By
  -------------------------------              ---------------------------------
  (Authorized Signature)                                (Your Signature)


  -------------------------------              ---------------------------------
  (Print or Type Name)                                  (Print or Type Name)


  -------------------------------              ---------------------------------
  (Title)                                               (Print Address)


                                               ---------------------------------
                                                        (Date)


                                               [***USE BELOW WHEN YOU ARE NOT
                                                         WITNESSING SIGNATURE]

                                               STATE OF                     )
                                                                            ) ss
                                               COUNTY OF                    )
                                               SUBSCRIBED AND SWORN TO before me
                                               this____Day of________, 20 ___ by
                                                                               .
                                               --------------------------------


                                               Witness my hand and official seal
                                               My commission expires:__________.


                                               --------------------------------
                                                        Notary Public



                                                  Dutkowsky Employment Agreement